Exhibit 16.1

4482 Barranca Parkway, Suite 239 Irvine, CA 92604, United States

October 4, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Fortune Valley Treasures, Inc. (FVTI) (CIK 0001626745)

Dear Commissioners,

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Fortune Valley Treasures, Inc.(the “Registrant”) to be filed with the Securities and Exchange Commission on October 4, 2024 and are in agreement with the statements contained therein as it pertains to our firm. We are not in a position to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ YCM CPA Inc.

YCM CPA Inc.

Irvine, California